SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   Form 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Section 13
              and 15(d) of the Securities Exchange Act of 1934.


                                         Commission File Number   333-26051
                                                                _____________


                  Bear Stearns Asset Backed Securities, Inc.
____________________________________________________________________________

            (Exact name of Registrant as specified in its charter)

                               245 Park Avenue
                  New York, New York 10167    (212) 272-2000
___________________________________________________________________________
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


AmerUs Home Equity Loan Asset Backed Certificats, Series 1997-1
_____________________________________________________________________________
           (Title of each class of securities covered by this Form)

                                     None
____________________________________________________________________________
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [X]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or
notice date:   13
             ______

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bear Stearns Asset Backed Securties, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:   January 20, 1998                           BY:  /s/ John Lieberman
       ________________________                       _______________________
                                                       John Lieberman
                                                       Vice President